Exhibit 3(i)

Exhibit “A”

FIRST AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FARMERS NATIONAL BANC CORP.

ARTICLE I

      The name of the corporation is Farmers National Banc Corp.

ARTICLE II

      The place in the State of Ohio where the principal office of the corporation is to be located is in the City of Canfield, County of Mahoning.

ARTICLE III

      The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the General corporation Act of Ohio.

ARTICLE IV

      The aggregate number of common shares which the corporation is authorized to have outstanding is Twelve Million Five Hundred Thousand (12,500,000) shares divided into two classes as follows: 12,490,000 Common Shares; 10,000 Serial Preferred Shares. Each Common Share is without par value; each Serial Preferred Share has a par value of $10.00 unless otherwise designated by the Board of Directors. The total number of authorized and outstanding shares of common stock shall be changed from time to time to reflect economic conditions of the corporation and business opportunities available to the shareholders of the corporation. Shares of the authorized and outstanding common stock may be redeemed by the corporation at a regularly or specially called meeting for said purpose. Furthermore, the corporation, through its Board of Directors, shall have the power to purchase, hold, sell, and transfer the shares of its own capital stock provided that it does not use its funds or property for the purchase of its own shares of capital stock when such use will cause any impairment of its capital, except where otherwise permitted by law, and provided further that shares of its own capital stock belonging to it are not voted upon directly or indirectly.

EXPRESS TERMS OF THE SERIAL PREFERRED SHARES

      SECTION 1. The Serial Preferred Shares may be issued from time to time in one or more series. All shares of Serial Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 to 7, both inclusive, of this Article, which provisions shall apply to all Serial Preferred Shares, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

            (a) The designation of the series, which may be by distinguishing number, letter or title;

            (b) The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

            (c) The annual dividend rate of the series;

            (d) The dates at which dividends, if declared, shall be payable, and the dates from which dividends shall be cumulative;

            (e) The redemption rights and price or prices, if any, for shares of the series;

            (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

            (g) The amounts payable on shares of the series in the event of any voluntary liquidation, dissolution or winding up of the affairs of the corporation;

            (h) Whether the shares of the series shall be convertible into Common Shares and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which conversion may be made;

            (i) Restrictions (in addition to those set forth in Sections 5(b) and 5(c) of this Article) on the issuance of shares of the same series or of any other class or series; and

            (j) The voting rights of such shares, which may be different from the voting rights of the Common Shares, including requirements to approve specifically certain actions of the corporation, which require shareholder approval.

      The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (j), both inclusive, of this Section l.

      SECTION 2. The holders of Serial Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Preferred Shares, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Article and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Serial Preferred Shares for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefore, shall be paid upon or declared or set apart for all Serial Preferred Shares of all series then issued and outstanding and entitled to receive such dividend.

      SECTION 3. In no event so long as any Serial Preferred Shares shall be outstanding shall any dividends, except a dividend payable in Common Shares or other shares ranking junior to the Serial Preferred Shares, be paid or declared or any distribution be made except as aforesaid on the Common Shares or any other shares ranking junior to the Serial Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Serial Preferred Shares be purchased, retired or otherwise acquired by the corporation (except out of the proceeds of the sale of Common Shares or other shares ranking junior to the Serial Preferred Shares received by the corporation subsequent to April 1, 2000), unless:

         (a) All accrued and unpaid dividends on Serial Preferred Shares, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

         (b) There shall be no arrearages with respect to the redemption of Serial Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with Section 1 of this Article.

      SECTION 4. (a) The holders of Serial Preferred Shares of any series shall, in case of liquidation, dissolution or winding up of the affairs of the corporation, be entitled to receive in full out of the assets of the corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Serial Preferred Shares, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Article, plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the corporation. In case the net assets of the corporation legally available therefore are insufficient to permit the payment upon all outstanding Serial Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding Serial Preferred Shares in proportion to the full preferential amount to which each such share is entitled.

      After payment to holders of Serial Preferred Shares of the full preferential amounts as aforesaid, holders of Serial Preferred Shares as such shall have no right or claim to any of the remaining assets of the corporation.

            (b) The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the corporation, shall not be deemed to be a dissolution, liquidation or winding up for purposes of this Section 4.

      SECTION 5. (a) The holders of Serial Preferred Shares shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided herein or required by law, the holders of Serial Preferred Shares and the holders of Common Shares shall vote together as one class on all matters. The number of votes of each Serial Preferred Share may be different than the number of votes of each Common Share.

      If and so often as, the corporation shall be in default in the payment of two (2) full quarterly dividends (whether or not consecutive) on any series of Serial Preferred Shares at the time outstanding, whether or not earned or declared, the holders of Serial Preferred Shares of all series, voting separately as a class and in addition to all other rights to vote for directors, shall be entitled to elect, as herein provided, two (2) members of the Board of Directors of the corporation; provided, however, that the holders of Serial Preferred Shares shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than one-third of the outstanding Serial Preferred Shares of all series then outstanding are present in person or by proxy; and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all accrued and unpaid dividends on the Serial Preferred Shares of all series then outstanding shall have been paid, whereupon the holders of Serial Preferred Shares shall be divested of their special class voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this paragraph.

      In the event of default entitling the holders of Serial Preferred Shares to elect two (2) directors as above specified, a special meeting of the shareholders for the purpose of electing such directors shall be called by the Secretary of the corporation upon written request of, or may be called by, the holders of record of at least ten percent (10%) of the Serial Preferred Shares of all series at the time outstanding and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the corporation shall not be required to call such special meeting if the annual meeting of shareholders shall be held within one hundred twenty (120) days after the date of receipt of the foregoing written request from the holders of Serial Preferred Shares. At any meeting at which the holders of Serial Preferred Shares shall be entitled to elect directors, the holders of one-third of the then outstanding Serial Preferred Shares of all series, present in person or by proxy, shall be sufficient to constitute a quorum and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Serial Preferred Shares are entitled to elect as hereinabove provided. The two directors who may be elected by the holders of Serial Preferred Shares pursuant to the foregoing provisions shall be in addition to any other directors then in office or proposed to be elected otherwise than pursuant to such provisions, and nothing in such provisions shall prevent any change otherwise permitted in the total number of directors of the corporation or require the resignation of any director elected otherwise than pursuant to such provisions. Notwithstanding any classification of the other directors of the corporation, the two directors elected by the holders of Serial Preferred Shares shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders.

         (b) The affirmative vote of the holders of at least two-thirds of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more or the following (but so far as the holders of Serial Preferred shares are concerned, such action may be effected with such vote):

            (i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or of the Regulations of the corporation which affects adversely the voting powers, rights or preferences of the holders of Serial Preferred Shares; provided, however, that for the purpose of this clause only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of, Serial Preferred Shares or of any shares of any class ranking on a parity with or junior to the Serial Preferred Shares, nor the amendment of the provisions of the Regulations so as to increase the number of directors of the corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Preferred Shares; and provided further that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Serial Preferred Shares at the time outstanding, only the affirmative vote of the holders of at least two-thirds of the number of shares at the time outstanding of the series so affected shall be required;

            (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Shares; or

            (iii) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preferred Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preferred Shares, unless all dividends upon all Serial Preferred Shares then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefore set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

         (c) The affirmative vote of the holders of at least a majority of the Serial Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Serial Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Shares are concerned, such action may be effected with such vote):

            (i) The sale, lease or conveyance by the corporation of all or substantially all of its property or business, or its consolidation with or merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Serial Preferred Shares except the same number of shares ranking prior to or on a parity with the Serial Preferred Shares and having the same rights and preferences as the shares of the corporation authorized and outstanding immediately preceding such consolidation or merger, and each holder of Serial Preferred Shares immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or

            (ii) The authorization of any shares ranking on a parity with the Serial Preferred Shares or an increase in the authorized number of Serial Preferred Shares.

      SECTION 6. For the purpose of this Article, whenever reference is made to shares “ranking prior to the Serial Preferred Shares” or “on a parity with the Serial Preferred Shares,” such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are given preference over, or rank on an equality with (as the case maybe) the rights of holders of Serial Preferred Shares; and whenever reference is made to shares “ranking junior to the Serial Preferred Shares,” such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation are junior and subordinate to the rights of the holders of Serial Preferred Shares.

ARTICLE V

      The Board of Directors of the corporation is hereby authorized to fix and determine and to vary the amount of working capital of the corporation, to determine whether any and, if any, what part of its surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders,and without action by the shareholders, to use and apply such surplus or any part thereof at any time or from time to time in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, script, warrants, obligations, evi-

dences of indebtedness of the corporation or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors of the corporation shall deem expedient to the extent not prohibited by law.

ARTICLE VI

      In the absence of fraud, no contract or other transaction between the corporation and any other person, corporation, firm, syndicate, association, partnership, or joint venture shall be wholly or partially invalidated or otherwise affected by reason of the fact that one or more of the directors of the corporation are or become directors or officers of such other corporation, firm, syndicate or association, or members of such partnership or joint venture, or are pecuniarily or otherwise interested in such contract or transaction, provided, that the fact such director or directors of the corporation are so situated or so interested or both, shall be disclosed or shall have been known to the Board or Directors of the corporation. Any director or directors of the corporation who is (are) also a director or officer of such other corporation, firm, syndicate or association, or a member of such partnership, or joint venture, or is pecuniarily or otherwise interested in such contract or transaction, may be counted for the purpose of determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction and, in the absence of fraud, and as long as he acts in good faith, any such director may vote thereat to authorize any such contract or transaction with like force and effect as if he were not a director or officer of such corporation, firm, syndicate or association, or a member of such partnership or joint venture, or pecuniarily or otherwise interested in such contract or transaction.

ARTICLE VII

      The corporation shall indemnify any director or officer and any former director or officer of the corporation and any such director or officer who is or has served at the request of the corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. The indemnification provided for herein shall not be deemed to restrict the power of the corporation (i) to indemnify employees, agents and others to the extent not prohibited by law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer or employee of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

ARTICLE VIII

      In no event shall a shareholder have the right to vote cumulatively in the election of Directors.

ARTICLE IX

      SECTION 1. No Person shall make a Control Share Acquisition without the prior authorization of the corporation’s shareholders.

         (a) In order to obtain the shareholders’ authorization of a Control Share Acquisition, a Person shall deliver a notice (the “Notice”) to the corporation at its principal place of business that sets forth all of the following information:

            (i) The identity of the Person who is giving the Notice;

            (ii) A statement that the Notice is given pursuant to this Article IX;

            (iii) The number and class of shares of the corporation owned, directly or indirectly, by the Person who gives the Notice;

            (iv) The range of voting power under which the proposed Control Share Acquisition would, if consummated, fall;

            (v) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

            (vi) Representations, supported by reasonable evidence, that the proposed Control Share Acquisition, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.

         (b) Within ten (10) days after receipt by the corporation of a Notice that complies with paragraph (a), the Board of Directors of the corporation shall call a special meeting of shareholders to consider the proposed Control Share Acquisition. Such special meeting shall be held not later than fifty (50) days after receipt of the Notice by the corporation, unless the Person who delivered the Notice agrees to a later date. However, the Board of Directors shall have no obligation to call such meeting if it makes a determination within ten (10) days after receipt of the Notice (1) that the Notice was not given in good faith, (2) that the proposed Control Share Acquisition would not be in the best interest of the corporation and its shareholders or others whose interests the Board of Directors may take into consideration, or (3) that the Person who delivered the Notice has failed to adequately demonstrate (A) that such Person has the financial capacity to make the proposed Control Share Acquisition, or (B) that the proposed Control Share Acquisition would not be contrary to law if consummated. The Board of Directors may adjourn such meeting if, prior to such meeting, (1) the corporation has received a Notice from any other Person, or (2) a merger, consolidation or sale of assets of the corporation has been approved by the Board of Directors and the Board of Directors has determined that the Control Share Acquisition proposed by such other Person or the merger, consolidation or sale of assets of the corporation should be presented to shareholders at an adjourned meeting or at a special meeting held at a later date.

      If the Board of Directors determines that a special meeting of shareholders should not be called pursuant to this paragraph (b), the determination shall not be deemed void or voidable merely because one or more of the directors or officers who participated in making such determination may be deemed to be other than disinterested if the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the facts, make such determination by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum. For purposes of this paragraph, “disinterested directors” shall mean directors whose material contacts with the corporation are limited principally to activities as a director or shareholder. Persons who have substantial, recurring business or professional contacts with the corporation shall not be deemed to be “disinterested directors” for purposes of this provision. A director shall not be deemed to be other than a “disinterested director” merely because he or she would no longer be a director if the proposed Control Share Acquisition were approved and consummated.

         (c) The corporation shall give notice of such special meeting to all shareholders of record as of the record date set for such meeting as promptly as practicable. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the corporation, authorized by the Board of Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

         (d) The Person who delivered the Notice may make the proposed Control Share Acquisition if both the following occur: (1) the shareholders of the corporation authorize such acquisition at the special meeting called by the Board of Directors and held for that purpose, and at which a quorum is present, by an affirmative vote of a majority of the voting shares represented at such meeting in person or by proxy, and by a majority of the portion of such voting shares represented at such meeting in person or by proxy excluding the votes of Interested Shares; and (2) such acquisition is consummated, in accordance with the terms so authorized, not later than one hundred eighty (180) days following such shareholder authorization of the Control Share Acquisition.

         (e) Shares issued or transferred to any Person in violation of this Article IX shall be valid only with respect to such amount of shares as does not result in a violation of this Article IX, and such issuance or transfer shall be null and void with respect to the remainder of such shares (any such remainder of shares being hereinafter called “Excess Shares”). If the second clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, any Person who holds Excess Shares in violation of this Article IX shall be conclusively deemed to have acted as an agent on behalf of the corporation in acquiring such Excess Shares and to hold such Excess Shares on behalf of the corporation. While held by any Person in violation of this Article IX, Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes, and shall not be entitled to receive dividends or any other distribution with respect to such Excess Shares. Any such Person who receives dividends or any other distribution with respect to Excess Shares shall hold the same as agent for the corporation and, following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any holder of Excess Shares may transfer the same (together with any distributions thereon) to any Person who, following such transfer, would not own shares in violation of this Article IX. Upon such permitted transfer, the corporation shall pay or distribute to the transferee any dividends or other distributions on the Excess Shares not previously paid or distributed.

         (f) As used in this Article IX:

            (1) “Person” includes, without limitation, an individual, a corporation (whether nonprofit or for profit), a partnership, an unincorporated society or association, and two or more persons having a joint or common interest;

            (2) (A) “Control Share Acquisition” means the acquisition, directly or indirectly, by any Person of shares of the corporation that, when added to all other shares of the corporation in respect of which such Person may exercise or direct the exercise of voting power as provided in this paragraph (f)(2)(A), would entitle such Person, immediately after such acquisition, directly or indirectly to exercise or direct the exercise of voting power of the corporation in the election of directors within any of the following ranges of such voting power: (i) one-tenth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; or (iii) a majority or more of such voting power.

      A bank, broker, nominee, trustee, or other Person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article IX shall, however, be deemed to have voting power only of shares in respect of which such Person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under this Article IX. For purposes of this Article IX, the acquisition of securities immediately convertible into shares of the corporation with voting power in the election of directors shall be treated as an acquisition of such shares.

            (B) The acquisition of any shares of the corporation does not constitute a Control Share Acquisition for the purpose of this Article IX if the acquisition is consummated in any of the following circumstances:

               (i) By underwriters, in good faith and not for the purpose of circumventing this Article IX, in connection with an offering of the securities of the corporation to the public;

               (ii) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing this Article IX;

               (iii) Pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article IX;

               (iv) Pursuant to a merger or consolidation adopted, or a combination or majority share acquisition authorized by shareholder vote in compliance with the provisions of Article IX, Section Two, of these Articles of Incorporation and 1701.78 or 1701.83 of the Ohio Revised Code, if the corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition and if the vote of shareholders of the surviving, new, or acquiring corporation is required by the provisions of 1701.78 or 1701.83 of the Ohio Revised Code;

               (v) Prior to April 1, 2000;

               (vi) Pursuant to a contract existing prior to April 1, 2000; or

               (vii) The Person’s being entitled, immediately thereafter, to exercise or direct the exercise of voting power of the corporation in the election of directors within the same range theretofore attained by that person either as a result of compliance with the provisions of this section or as a result solely of the corporation’s purchase of shares issued by it.

      The acquisition by any Person of shares of the corporation in a manner described under this paragraph (f)(2)(B) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article IX within the range of voting power under paragraph (f)(2)(A)(i), (ii) or (iii) of this Article IX that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under paragraph (f)(2)(B)(ii) or (iii), the transferor of such shares to such Person had previously obtained any authorization of shareholders required under this Article IX in connection with such transferor’s acquisition of shares of the corporation.

            (C) The acquisition of shares of the corporation in good faith and not for the purpose of circumventing this Article IX, which (i) had previously been authorized by shareholders in compliance with this Article IX or (ii) would have constituted a Control Share Acquisition but for paragraph (f)(2)(B), does not constitute a Control Share Acquisition for the purpose of this Article IX unless such acquisition entitles any Person, directly or indirectly, to exercise or direct the exercise of voting power of the corporation in the election of directors in excess of the range of such voting power authorized pursuant to this Article IX, or deemed to be so authorized under paragraph (f)(2)(B).

               (3) “Interested Shares” means voting shares with respect to which any of the following Persons may exercise or direct the exercise of the voting power:

                     (A) Any Person whose Notice prompted the calling of the meeting of shareholders;

                     (B) Any officer of the corporation elected or appointed by the directors of the corporation; and

                     (C) Any employee of the corporation who is also a director of the corporation.

         (g) No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article IX is valid if it provides that it is irrevocable. No such proxy is valid unless it is sought, appointed, and received both:

               (1) In accordance with all applicable requirements of law; and

               (2) Separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation or tender for sale or purchase of shares of the corporation.

         (h) Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article IX shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

         (i) Notwithstanding any other provisions of these Articles of Incorporation or the Code of Regulations of the corporation, as the same may be in effect from time to time, or any provision of law that might otherwise permit a lesser vote of the directors or shareholders, the affirmative vote of at least two-thirds (2/3) of the voting shares shall be required to alter, amend or repeal this Article IX or adopt any provisions in the Articles of Incorporation or Code of Regulations of the corporation, as the same may be in effect from time to time, that are inconsistent with the provisions of this Article IX. This provision shall be in addition to any affirmative vote of the directors or the holders of any particular class or series of shares required by law, the Articles of Incorporation or the Code of Regulations of the corporation, as the same may be in effect from time to time.

         (j) The provisions of 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said section, shall apply to this corporation with respect to any particular Control Share Acquisition attempt, as such is defined in 1701.831 of the Ohio Revised Code, only if (A) there is a determination by a court of competent jurisdiction with respect to which no appeal is pending that the provisions of Article IX of these Articles of Incorporation shall not be applicable to a particular Control Share Acquisition attempt, or (B) in the event that Article IX of these Articles of Incorporation, as such Articles of Incorporation may be amended from time to time, ceases to be an Article of these Articles of Incorporation, disregarding any renumbering of such Article IX resulting from any amendment of these Articles of Incorporation.

         (k) Relation to section 1701.831 of the Ohio Revised Code shall not apply to this corporation; provided, however, that if this Article shall be declared illegal or unenforceable, then Section 1701.831 of the Ohio Revised Code shall apply to this corporation.

      SECTION 2. BUSINESS COMBINATIONS.

      (a) Requirement of Shareholder Approval. No Business Combination, as hereinafter defined, may be consummated except upon approval by the affirmative vote of the holders of shares of this corporation entitling them to exercise at least 80% of the voting power of this corporation exercisable on amendments to these Articles; provided, however, that a Business Combination which has been approved by a vote of at least two-thirds of the disinterested directors of this corporation, and which has been determined by such directors to be fair and equitable to all the shareholders of this corporation, may be consummated if it has been approved by the affirmative vote of the holders of shares of this corporation entitling them to exercise a majority of the voting power of this corporation exercisable on amendments to these Articles. A director shall be deemed to be disinterested if immediately prior to the consummation of the Business Combination he is not an affiliate of any of the other parties to the Business Combination. For the purpose of this Section an “Affiliate” shall mean any person controlling, controlled by, or under common control with such other party and shall include any person who owns shares of an acquiring corporation representing 10% or more of the voting power of such corporation.

            (1) Definition of Business Combination. A Business Combination shall include:

               (A) A merger or consolidation of the corporation;

               (B) Any sale, lease exchange, transfer or other disposition of all or substantially all the assets of this corporation;

               (C) The adoption of any plan of liquidation and dissolution of this corporation; and

               (D) Any reclassification of securities, recapitalization or reorganization which would increase, directly or indirectly, the proportionate equity interest or control by an acquiring entity; but shall not include any such transaction with an entity controlled by this corporation.

      SECTION 3. AMENDMENT.

      This Article may only be amended, revised, or repealed and any provision in the other Articles of Incorporation or in the Regulations which are inconsistent with this Article may only be adopted by the affirmative vote of the holders of shares of this corporation entitling them to exercise at least 75% of the voting power of this corporation exercisable on amendments to these Articles.

      SECTION 4. In connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating a Business Combination or a proposal by another Person or Persons to make a Business Combination or a tender or exchange offer or a proposal by another Person or Persons to make a tender or exchange offer, the Board of Directors of the corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the corporation and its subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; and (iii) the competence, experience and integrity of the acquiring Person and their management.

ARTICLE X

      No holder of shares of the corporation of any class, as such, shall have the preemptive right to subscribe for or to purchase any shares of any class of the corporation or any other securities of the corporation, whether such shares of such class are now or hereafter authorized.

ARTICLE XI

      Unless otherwise provided herein, any amendments to these Articles of Incorporation may be made from time to time by the affirmative vote of the holders of a majority of the outstanding voting stock of the corporation.